Response to Item 77M

Eaton Vance National Limited Maturity
Municipal Income Fund

Eaton Vance National Limited Maturity
Municipal Income Fund ("National Fund")
was the surviving Fund in a merger with
Eaton Vance California Limited Maturity
Municipal Income Fund ("CA Fund"). In the merger, all of the assets of the CA Fund were transferred to National Fund in exchange for the issuance of National Fund shares and the assumption of all of CA Fund's liabilities by National Fund at a closing held on November
5, 2010. As a result of the merger, each shareholder of CA Fund received full and fractional National Fund shares equal in value at the close of regular trading on the New
York Stock Exchange on the date of the
closing to the value of such shareholder's shares of the CA Fund. The merger was approved by the Trustees of each Fund on June 7, 2010 and by the shareholders of CA
Fund on October 15, 2010.  The Plan of
Reorganization and other documents relevant to the merger are incorporated by reference to the Form N-14 filings (and amendments thereto) filed by Eaton Vance Investment
Trust on July 20, 2010 (Accession No.
0000940394-10-000728) and August 27,
2010 (Accession No. 0000940394-10-
000878).